Exhibit 19.1

STUBHUB HOLDINGS, INC.

INSIDER TRADING COMPLIANCE POLICY AND PROCEDURES

(As of September 16, 2025)
Federal and state laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information (“MNPI,” as defined below), and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of MNPI from providing this information to others who may trade. For more information regarding MNPI, please refer to Section VI below.
Violating such laws can undermine investor trust, harm the reputation and integrity of StubHub Holdings, Inc. (together with its affiliates, “StubHub”), and result in dismissal from StubHub or even serious criminal and civil charges against the individual and StubHub. StubHub reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
I.Persons Covered and Administration of Policy
This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors and employees of StubHub (other than Eric H. Baker), and all independent contractors engaged by StubHub that have access to MNPI, together with any other person designated by the General Counsel or his or her designee (the “Compliance Officer”) as being subject to this Policy (collectively, “Covered Persons”). For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). As set forth elsewhere in this Policy, the Compliance Officer or Audit Committee (the “Audit Committee”) of StubHub’s Board of Directors (the “Board of Directors”), as applicable, may grant limited exceptions to this Policy. Covered Persons are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account.
Questions regarding this Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.
II.Policy Statement
Unless otherwise permitted by this Policy, no Covered Person shall purchase, sell, gift or otherwise transfer any type of security while in possession of MNPI relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is StubHub or any other company. In addition, no Covered Person shall purchase, sell, gift or otherwise transfer any security of any other company, including suppliers, customers, competitors or potential acquisition targets, while in possession of MNPI, if such information is obtained in the course of the Covered Person’s employment or service with StubHub.
In addition, Covered Persons shall not directly or indirectly communicate MNPI to anyone outside of StubHub (except in accordance with StubHub’s policies regarding confidential information) or to anyone within StubHub other than on a “need-to-know” basis.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the U.S. federal securities laws. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the acquisition or exercise of stock options, warrants or other derivative securities or pledging or margin loans.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in StubHub’s securities.
III. Blackout Periods
No Covered Person shall purchase, sell, gift or otherwise transfer any security of StubHub during the period beginning on the 15th calendar day of the last month of any fiscal quarter of StubHub and ending after completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by StubHub, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading.
StubHub operates on the following fiscal calendar:

First Quarter	Three months ending March 31st
Second Quarter	Three months ending Jun 30th
Third Quarter	Three months ending September 30th
Fourth Quarter	Three months ending December 31st
Fiscal Year	Twelve months ending December 31st
If, for example, StubHub were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If you have any questions regarding these blackout periods, please contact the Compliance Officer.
Exceptions to the blackout period policy may be approved by the Compliance Officer or, in the case of exceptions for directors, the Audit Committee.
In addition, the Compliance Officer may recommend that certain Covered Persons with access to certain MNPI (as well as any individual or entity required to comply with this Policy by virtue of their relationship to such Covered Persons) suspend trading in StubHub’s securities because of developments that have not yet been disclosed to the public (an “event-specific blackout”). Subject to the exceptions noted below, all of those individuals affected should not purchase, sell, gift or otherwise transfer StubHub’s securities while the suspension is in effect, and should not disclose to others the existence of the event-specific blackout.
IV. Policy Exceptions
This Policy does not apply to:
•purchases of StubHub’s securities from StubHub, or sales of StubHub’s securities to StubHub;
•exercises of stock options or other equity awards or the surrender of shares to StubHub in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of StubHub’s securities (the “cashless exercise” of a StubHub stock option or other equity award through a broker does involve a market sale of StubHub’s securities, and therefore would not qualify under this exception);
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy; or
•purchases or sales of StubHub’s securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).
V.Material Nonpublic Information
“Material Nonpublic Information” or “MNPI” is material information about StubHub that is not generally available to the public. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•important business developments, such as developments regarding strategic collaborations;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.
VI. Post-Termination Transactions
If an individual is in possession of MNPI on the date in which the individual’s directorship, employment, contractual engagement or service relationship is terminated, the individual may not purchase, sell, gift or otherwise transfer StubHub’s securities until that information has become public or is no longer material.
VII. Prohibited Transactions

StubHub has determined that there is a heightened legal risk and there could be an appearance of improper or inappropriate conduct if any Covered Person engages in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in StubHub’s securities.
A.Short Sales
Short sales of StubHub’s securities are prohibited by this Policy. Short sales of StubHub’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has little or no confidence in StubHub or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and StubHub’s 10% stockholders) from making short sales of StubHub’s equity securities.
B.Options
Transactions in puts, calls, or other derivative securities involving StubHub’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of StubHub’s stock and, therefore, creates the appearance that a Covered Person is trading based on MNPI. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of StubHub’s long-term objectives.
C.Hedging Transactions
Hedging transactions involving StubHub’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of StubHub’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as StubHub’s other stockholders.
D.Margin Accounts and Pledging
Individuals are prohibited from pledging StubHub’s securities as collateral for a loan, purchasing StubHub’s securities on margin (i.e., borrowing money to purchase the securities), or placing StubHub’s securities in a margin account. This prohibition does not apply to cashless exercises of stock options under StubHub’s equity plans, nor to situations approved in advance by the Compliance Officer.
E.Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute StubHub’s securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
VIII.Section 16 Reporting Obligations
Other than certain limited exceptions, directors and officers of StubHub are required to report their transactions involving StubHub’s securities within two business days by filing a Form 4 with the U.S. Securities and Exchange Commission. To facilitate compliance with this reporting requirement, directors and officers must notify the Compliance Officer, or his or her designee, on or before the date of each transaction involving StubHub’s securities. StubHub or its external legal counsel will assist in the preparation of each Form 4, which shall be reviewed and approved by the applicable director or officer and the Compliance Officer, or his or her designee, before filing. Please refer to StubHub’s Section 16 Compliance Policy for additional details.
IX.Rule 10b5-1 Trading Plans
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to purchase or sell StubHub’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:
•has been reviewed by the Compliance Officer;
•includes a “Cooling-Off Period” for
◦Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
◦employees and any other persons, other than StubHub, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any MNPI about StubHub or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of MNPI about StubHub and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time, except under the limited circumstances permitted by Rule 10b5-1 and subject to review by the Compliance Officer.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess MNPI. Modifications to and terminations of a Trading Plan are subject to review by the Compliance Officer, and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.
StubHub reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. StubHub also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of StubHub.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of StubHub, the Compliance Officer, or StubHub’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing StubHub of, or trading under, a Trading Plan.
X.Interpretation, Amendment, and Implementation of this Policy
The Audit Committee has the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Audit Committee, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by StubHub, the Audit Committee and / or the Compliance Officer, or any other StubHub personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
XI.Certification of Compliance
All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy in the form of Annex A attached hereto.

Annex A
Certification of Compliance
Return By [ ] [insert return deadline]
To: , Compliance Officer
From:
Re: Insider Trading Compliance Policy and Procedures of StubHub Holdings, Inc.

I have received, reviewed and understand the Insider Trading Compliance Policy and Procedures of StubHub Holdings, Inc. (the “Policy”) and undertake, as a condition to my present and continued [directorship][employment][affiliation] with StubHub Holdings, Inc., to comply fully with the policies and procedures contained therein.

[I hereby certify, to the best of my knowledge that I have complied fully with all policies and procedures set forth in the Policy.]

SIGNATURE DATE

TITLE